Exhibit 99.1

News Release

Accretive Health Reports Fourth Quarter and Full Year 2011 Results,

Provides 2012 Guidance

•	PCARR, as of today, in a range of $1,017 million to $1,037 million, up 43% year over year

•	Net services revenue of $260 million and $826 million for fourth quarter and full year, up 53% and 36%, respectively

•	Non-GAAP Adjusted EBITDA of $31 million and $82 million for fourth quarter and full year, up 84% and 81%, respectively

•	Non-GAAP Adjusted Diluted EPS of $0.17 and $0.44 for fourth quarter and full year, up 89% and 83%, respectively

CHICAGO, Feb. 29, 2012 — Accretive Health, Inc. (NYSE:AH) today reported strong financial results for the fourth quarter and year ended December 31, 2011, with record net services revenue, adjusted EBITDA, adjusted earnings per share and projected contracted annual revenue run rate (PCARR).

Highlights for Fourth Quarter and Full Year 2011

•	PCARR at December 31, 2011 increased 42% to $991 million to $1,011 million, which exceeded the high end of the company’s expectations.

•

Net services revenue for the fourth quarter increased 53% to $260.1 million from $170.0 million in fourth quarter of 2010; for the full year, net services revenue increased 36% to $826.3 million from $606.3 million in fiscal 2010.

•	Diluted earnings per share increased 117% to $0.13 from $0.06 in fourth quarter of 2010; for the full year, diluted earnings per share increased 123% to $0.29 from $0.13 in fiscal 2010.

•

Non-GAAP adjusted EBITDA increased 84% to $30.7 million from $16.7 million in fourth quarter of 2010; for the full year, non-GAAP adjusted EBITDA increased 81% to $81.6 million from $45.0 million in fiscal 2010 at the high end of the company’s expected range.

•

Non-GAAP adjusted diluted earnings per share increased 89% to $0.17 from $0.09 in fourth quarter of 2010; for the full year, non-GAAP adjusted diluted earnings per share increased 83% to $0.44 from $0.24 in fiscal 2010 at the high end of the company’s expected range.

Mary Tolan, Accretive Health’s Founder and Chief Executive Officer, said, “2011 was a banner year for Accretive Health. As we achieved strong financial results, we assisted our customers in delivering on their own missions to more efficiently manage their revenue cycle operations, improve their quality of care and reduce overall healthcare costs.

“We are proud that our proven business model helps lower the overall financial burden of healthcare while simultaneously improving the quality of care. These are among the most pressing healthcare issues today. Looking ahead, we have a very strong foundation to execute against our long-term goals. We plan to continue to make strategic investments to establish Accretive Health as the leader in delivering value to our customers through innovation, efficiency and high quality-of-care outcomes.”

Financial Review

Fourth Quarter 2011

Net services revenue for the fourth quarter of 2011 grew by 53% to $260.1 million, an increase of $90.1 million over the fourth quarter of 2010.

•	Net base fee revenue was $203.8 million for the fourth quarter of 2011, an increase of $61.2 million over the fourth quarter of 2010.

•	Incentive revenue was $41.5 million during the fourth quarter of 2011, an increase of $18.3 million over the fourth quarter of 2010.

•	Other services revenue was $14.8 million for the fourth quarter of 2011, an increase of $10.6 million over the fourth quarter of 2010.

Operating margin for the fourth quarter of 2011 was $65.6 million, compared with $38.3 million for the fourth quarter of 2010.

Infused management and technology expense for the fourth quarter of 2011 was $23.5 million, or 9.0% of net services revenue, compared with $17.2 million, or 10.1% of net services revenue, for the fourth quarter of 2010. Selling, general and administrative expenses were $19.9 million for the fourth quarter of 2011, or 7.7% of net services revenue, compared with $11.9 million, or 7.0% of net services revenue, for the fourth quarter of 2010 primarily due to investments in growth initiatives, which show great promise. Excluding these investments in growth initiatives, selling, general and administrative expenses as a percent of net services revenue declined by 36 basis points from the fourth quarter of 2010.

EBITDA for the fourth quarter of 2011 was $24.2 million, compared with $11.0 million in the fourth quarter of 2010. Included in these results were non-cash employee stock-based compensation expenses of $6.5 million and $5.7 million for the fourth quarter of 2011 and the fourth quarter of 2010, respectively. After adjusting for these expenses, non-GAAP adjusted EBITDA for the fourth quarter of 2011 was $30.7 million, compared with $16.7 million for the fourth quarter of 2010, an increase of $14.0 million reflecting strong contribution of incentive revenue.

Net income for the fourth quarter of 2011 was $13.2 million, compared with $5.5 million in the fourth quarter of 2010. After adjusting for non-cash employee stock-based compensation expenses on an after tax basis, non-GAAP adjusted net income for the fourth quarter of 2011 was $17.1 million, compared with $8.9 million in the fourth quarter of 2010. Non-GAAP adjusted net income per diluted common share was $0.17 for the fourth quarter of 2011, an increase of 89% over the adjusted net income per diluted common share of $0.09 in fourth quarter of 2010.

For the fourth quarter of 2011, operating cash flow totaled $13.7 million, compared with $25.0 million for the same period of 2010 primarily due to the timing of payments from customers and to vendors. For similar reasons free cash flow, defined as operating cash flow less capital expenditures and the acquisition of software, was $9.4 million for the fourth quarter of 2011, compared with $19.6 million for the same period of 2010.

Full Year 2011

Net services revenue for the full year of 2011 grew by 36% to $826.3 million, an increase of $220.0 million over 2010.

•	Net base fee revenue was $671.9 million, an increase of $153.7 million over fiscal 2010.

•	Incentive revenue was $114.5 million, an increase of $39.8 million over fiscal 2010.

•	Other services revenue was $39.9 million, an increase of $26.5 million over fiscal 2010.

Operating margin for full year of 2011 was $195.8 million, compared with $128.0 million for fiscal 2010.

Infused management and technology expense for fiscal 2011 was $85.5 million, or 10.4% of net services revenue, compared with $64.0 million, or 10.6% of net services revenue, for fiscal 2010. Selling, general and administrative expenses for the full fiscal year were $62.2 million for fiscal 2011, or 7.5% of net services revenue, compared with $41.7 million, or 6.9% of net services revenue, for fiscal 2010, primarily due to investments in growth initiatives. Excluding these investments in growth initiatives, secondary offering costs and increased public company costs, selling, general and administrative expenses as a percent of net services revenue decreased by 51 basis points from fiscal 2010.

EBITDA for 2011 was $56.4 million, compared with $28.5 million in 2010. Included in these results were non-cash employee stock-based compensation expenses of $25.2 million and $16.5 million for 2011 and 2010, respectively. After adjusting for these expenses, non-GAAP adjusted EBITDA in fiscal 2011 was $81.6 million, or 9.9% of net services revenue, compared with $45.0 million, or 7.4% of net services revenue, for fiscal 2010, an increase of 250 basis points.

Net income for 2011 was $29.2 million, compared with $12.6 million in 2010. After adjusting for non-cash employee stock-based compensation expenses on an after tax basis, non-GAAP adjusted net income for 2011 was $44.3 million, compared with $22.5 million in 2010. Non-GAAP adjusted net income per diluted common share was $0.44 for 2011, an increase of 83% over the adjusted net income per diluted common share of $0.24 in 2010.

For the full year ended December 31, 2011, operating cash flow totaled $16.4 million, compared with $32.0 million for 2010 primarily due to the timing of customer and vendor payments. For similar reasons free cash flow, defined as operating cash flow less capital expenditures and the acquisition of software, totaled $3.0 million for the year ended December 31, 2011, compared with $17.0 million for the same period of 2010.

At December 31, 2011, Accretive Health’s balance sheet remained strong with a total cash balance of $196.7 million, compared with $155.6 million at December 31, 2010.

Fiscal Year 2012 Guidance

Based on its strong 2011 contract signings and robust pipeline, Accretive Health expects its PCARR to exceed $1.25 billion at year end, and expects 2012 net services revenue to be in the range of $1.09 billion to $1.12 billion, a year over year increase of 34% at the midpoint of the range, and above the company’s long-term growth target of 25% to 30%.

The company expects fiscal year 2012 adjusted EBITDA to be in the range of $114 million to $122 million, which at the midpoint of the range represents a 45% increase over 2011. The adjusted EBITDA range reflects the company’s plan to capitalize on superior growth opportunities to enhance its customer value proposition and to invest in strategic areas, such as intra-stay quality and population health management. In addition, the company plans to invest in leading edge technology to enhance its proprietary technology platform and in its centers of excellence through which the company plans to provide professional educational and development content to healthcare providers nationwide. As in prior years, the company anticipates first quarter 2012 EBITDA to be approximately 10% of the full year EBITDA, reflecting both the typical seasonality of incentive revenue as well as the timing of growth investments.

The company expects adjusted diluted earnings per share for fiscal 2012 to be in the range of $0.61 to $0.65, which at the midpoint represents an increase of 43% over 2011.

Conference Call and Webcast Details

Accretive Health will host a conference call beginning at 7:30 a.m. CST (8:30 a.m. EST) on February 29, 2012 to discuss its fourth quarter and fiscal year 2011 financial results and business outlook for 2012. To participate, please dial 800-884-5695 (617-786-2960 outside the U.S. and Canada) using conference code number 60434684, or visit the Investor Relations section of Accretive Health’s web site at www.accretivehealth.com to access the live webcast. A replay will be available for one week following the conference call at 888-286-8010 (617-801-6888 outside the U.S. and Canada) using conference code number 40765604. A replay of the conference call will also be available online at www.accretivehealth.com

About Accretive Health

Accretive Health is a leading provider of services to healthcare providers. Our business purpose is to help U.S. hospitals, physicians and other healthcare providers more efficiently manage their revenue cycle operations and population-based health management initiatives. Our distinctive operating model that includes people, processes and sophisticated integrated technology, which we refer to as our solutions, helps our customers realize sustainable improvements in their operating margins and improve the satisfaction of their patients, physicians and staff. Our customers typically are multi-hospital systems, including faith-based or community healthcare systems, academic medical centers and independent ambulatory clinics, and their affiliated physician practice groups. Our revenue cycle solution spans our customers’ entire revenue cycle, unlike competing services that we believe address only a portion of the revenue cycle or focus solely on cost reductions. Our revenue cycle management customers have historically achieved significant improvements in cash collections measured against the contractual amount due for healthcare services, which we refer to as net revenue yield. Our population health management infrastructure spans the entire healthcare delivery continuum and enables providers to manage the health of their patient populations delivering higher quality care while reducing aggregate cost of care. For more information, please visit www.accretivehealth.com.

Safe Harbor

This press release contains forward-looking statements, including statements regarding expectations for future financial and business performance and market growth, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth in our Annual Report on Form 10-K filed with the SEC on March 18, 2011, under the heading “Risk Factors”. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “may,” “plans,” “projects,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We have based these forward-looking statements on our current expectations and projections about future events. Although we believe that the expectations underlying any of our forward-looking statements are reasonable, these expectations may prove to be incorrect and all of these statements are subject to risks and uncertainties. Should one or more of these risks and uncertainties materialize, or should underlying assumptions, projections, or expectations prove incorrect, actual results, performance, or financial condition may vary materially and adversely from those anticipated, estimated, or expected.

All forward-looking statements included in this report are expressly qualified in their entirety by the foregoing cautionary statements. We wish to caution readers not to place undue reliance on any forward-looking statement that speaks only as of the date made and to recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the uncertainties and factors described above, as well as others that we may consider immaterial or do not anticipate at this time. Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. Our expectations reflected in our forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown uncertainties and factors, including those described above. The risks and uncertainties described above are not exclusive, and further information concerning us and our business, including factors that potentially could materially affect our financial results or condition, may emerge from time to time. We assume no, and we specifically disclaim any, obligation to update, amend, or clarify forward-looking statements to reflect actual results or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our periodic reports that we file with or furnish to the U.S. Securities and Exchange Commission.

Accretive Health, Inc.

Condensed Consolidated Statements of Income

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(Unaudited)
	(In thousands, except share and per share amounts)
Net services revenue (1)	$260,082	$170,029	$826,276	$606,294
Costs of services	194,480	131,702	630,449	478,276

Operating margin	65,602	38,327	195,827	128,018
Other operating expenses:
Infused management and technology	23,502	17,212	85,529	64,029
Selling, general and administrative	19,903	11,883	62,243	41,671

Total operating expenses	43,405	29,095	147,772	105,700
Income from operations	22,197	9,232	48,055	22,318
Interest income, net	2	5	22	29

Net income before provision for income taxes	22,199	9,237	48,077	22,347
Provision for income taxes	9,018	3,709	18,913	9,729

Net income	$13,181	$5,528	$29,164	$12,618

Net income per common share
Basic	$0.13	$0.06	$0.30	$0.18
Diluted	0.13	0.06	0.29	0.13
Weighted average shares used in calculating net income per common share
Basic	98,221,547	91,759,138	96,964,661	70,732,791
Diluted	101,752,234	97,681,402	101,151,273	94,206,677

Other operating and Non-GAAP financial data

	As of December 31,
	2011	2010
Projected contracted annual revenue run rate (in Millions)	$991 to $1,011	$698 to $713

(1)	The components of net services revenue were:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(In thousands, except share and per share amounts)
Net base fees for managed service contracts	$203,812	$142,647	$671,930	$518,243
Incentive payments for managed service contracts	41,486	23,162	114,455	74,663
Other services	14,784	4,220	39,891	13,388

Net services revenue	$260,082	$170,029	$826,276	$606,294

Accretive Health, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share and per share amounts)

	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$196,725	$155,573
Accounts receivable, net of allowance for doubtful accounts of $3,191 and $1,582 at December 31, 2011 and 2010, respectively	94,105	53,894
Prepaid taxes	6,026	11,436
Prepaid assets	4,004	1,900
Due from related party	1,294	1,283
Other current assets	3,432	1,659

Total current assets	305,586	225,745
Deferred income taxes	17,878	11,405
Furniture and equipment, net	25,073	21,698
Restricted cash	5,000	—
Goodwill	1,468	1,468
Other, net	9,187	2,303

Total assets	$364,192	$262,619

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,210	$30,073
Accrued service costs	48,889	38,649
Accrued compensation and benefits	15,763	13,331
Deferred income taxes	3,738	6,016
Accrued income taxes	153	—
Other accrued expenses	6,979	6,062
Deferred revenue	24,137	21,857

Total current liabilities	114,869	115,988
Non-current liabilities:
Deferred revenue	7,055	—
Other non-current liabilities	4,179	3,912

Total non-current liabilities	11,234	3,912

Total liabilities	$126,103	$119,900

Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized and no shares issued or outstanding at December 31, 2011 and December 31, 2010	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized, 98,701,161 shares issued and 98,686,357 shares outstanding at December 31, 2011; 94,826,509 shares issued and outstanding at December 31, 2010.	987	948
Additional paid-in capital	227,188	159,780
Non-executive employee loans for stock option exercises	—	(41)
Retained earnings (Accumulated deficit)	11,330	(17,834)
Cumulative translation adjustment	(1,037)	(134)
Treasury stock (14,804 shares of common stock held in treasury)	(379)	—

Total stockholders’ equity	238,089	142,719

Total liabilities and stockholders’ equity	$364,192	$262,619

Accretive Health, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	Year Ended December 31,
	2011	2010
Operating activities
Net income	$29,164	$12,618
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	8,312	6,157
Employee stock based compensation	25,196	16,549
Deferred income taxes	(8,751)	(3,736)
Excess tax benefit from equity-based awards	(24,101)	(11,910)
Changes in operating assets and liabilities:
Accounts receivable	(40,221)	(26,374)
Prepaid taxes	29,543	3,939
Prepaid and other assets	(11,255)	(1,379)
Accounts payable	(14,818)	18,093
Accrued service costs	10,240	10,907
Accrued compensation and benefits	2,445	1,210
Other accrued expenses	1,038	3,517
Accrued income taxes	153	(41)
Deferred rent expense	126	3,199
Deferred revenue	9,335	(753)

Net cash provided by operating activities	16,406	31,996

Investing activities
Purchases of furniture and equipment	(7,749)	(9,670)
Acquisition of software	(5,609)	(5,355)
Collection (issuance) of note receivable	1,706	(1,844)

Net cash used in investing activities	(11,652)	(16,869)

Financing activities
Proceeds from initial public offering, net of issuance costs	—	83,756
Liquidation preference payment	—	(866)
Proceeds from issuance of common stock from warrant exercises	—	934
Proceeds from issuance of common stock from stock option exercises	18,148	1,253
Collection of non-executive employees’ notes receivable	41	79
Excess tax benefit from equity-based awards	24,101	11,910
Restricted cash	(5,000)	—
Other, net	(379)	—

Net cash provided by (used in) financing activities	36,911	97,066

Effect of exchange rate changes in cash	(513)	(279)

Net increase (decrease) in cash and cash equivalents	41,152	111,914
Cash and cash equivalents at beginning of period	155,573	43,659

Cash and cash equivalents at end of period	$196,725	$155,573

Supplemental disclosures of cash flow information
Taxes paid	1,683	9,460
Supplemental disclosures of noncash financing transactions
Vesting of previously exercised stock options	—	169

Explanation of Operational Metrics

We define Projected Contracted Annual Revenue Run-Rate (PCARR) as the expected total net services revenue for the subsequent 12 months for all healthcare providers for which we are providing services that are under contract. We believe that our Projected Contracted Annual Revenue Run-Rate is a useful measure of our overall business volume at a particular point in time and of changes in the volume of business over time because it eliminates the time impact associated with the signing of new contracts during a quarterly or annual period.

PCARR is calculated by accumulating our estimates of the next 12 months’ base fees, cost saving sharing credits and incentive payments for each contract in place at the reporting date. Our base fee estimate is based on the contractual agreement with each customer relating to the services that we will provide and the costs that the customer was incurring for completing such activities prior to entering into its agreement with us. Our estimates for cost sharing credits and incentive payments are based on the Company’s prior experiences regarding the level of cost reductions and increases in net revenue yield and its management’s experience regarding potential reductions in total medical cost for a defined patient population, which are likely to be earned during each year a contract is in place given the level of infused management as well as the degree to which we have implemented our technology. We update these estimates regularly to incorporate changes in activities under management for a specific contract, and changes in our overall experience with our portfolio of contracts. There were no significant changes in our overall assumptions used in the calculation of PCARR as of December 31, 2011.

All of our contracts have “evergreen” provisions that extend the term of our services automatically unless the customer provides notification of non-renewal. Therefore, unless a notice of non-renewal has been received, our PCARR calculation assumes that each contract in place at the reporting date will continue for at least the next 12 months. In the event that we receive a non-renewal notice from a customer, we reduce the PCARR calculation by the amount associated with that specific contract for any periods after the contract’s then current end date. At December 31, 2011, PCARR includes approximately $40 million related to periods subject to assumed contract extensions.

PCARR is not a projection of expected revenues for specific future periods because any such projection would also need to include the additional revenue resulting from any future contracts signed with new customers subsequent to the reporting date. Further, actual future revenues from existing customers may differ from the projected amounts used for purposes of calculating PCARR because the scope of services provided to existing customers may change and the incentive fees we earn may be more or less than we estimate depending on our ability to achieve projected increases in our customers’ net revenue yield and projected reductions in total medical cost of the customers’ patient population.

We define the contracting phase of our sales process as the final stage when we have reached general agreement with the potential customer on scope, business terms and conditions under which our services will be provided and the written contract is in the process of being negotiated and finalized for execution.

Explanation and Use of Non-GAAP Financial Measures

To provide investors with greater insight and a better understanding of how our management and board of directors analyze our financial performance and make operational decisions, we supplement our consolidated financial statements that are presented on a GAAP basis in this press release with the following non-GAAP financial measures: adjusted EBITDA, adjusted net income, and adjusted net income per diluted common share.

These non-GAAP financial measures should not be considered in isolation; they are in addition to, and are not a substitution, for financial performance measures under GAAP. These non-GAAP financial measures may be different from non-GAAP measures used by other companies. Further, we may utilize other measures to illustrate performance in the future. Non-GAAP measures have limitations since they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP.

We define non-GAAP adjusted EBITDA as net income (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization expense and share based compensation expense. We define non-GAAP adjusted net income as net income (loss) before share based compensation expense, net of the estimated tax impact of such expense. We define non-GAAP adjusted net income per diluted common share as non-GAAP adjusted net income applicable to common shareholders divided by the weighted average fully diluted common shares outstanding during the period as computed in accordance with GAAP.

We use non-GAAP adjusted EBITDA:

•	as a measure of operating performance, because it does not include the impact of items that we do not consider indicative of our core operating performance;

•	for planning purposes, including the preparation of our annual operating budget;

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our business strategies; and

•	in communications with our board of directors and investors concerning our financial performance.

We believe that non-GAAP adjusted EBITDA, non-GAAP adjusted net income, and non-GAAP adjusted net income per diluted common share are useful to investors in evaluating our operating performance for the following reasons:

•

these and similar non-GAAP measures are widely used by investors to measure a company’s operating performance without regard to items that can vary substantially from company to company depending upon financing and accounting methods, book values of assets, capital structures and the methods by which assets were acquired;

•	securities analysts often use these and similar non-GAAP measures as supplemental measures to evaluate the overall operating performance of companies; and

•

by comparing our non-GAAP adjusted EBITDA in different historical periods, our investors can evaluate our operating results without the additional variations of interest income (expense), income tax expense (benefit), depreciation and amortization expense and share-based compensation expense.

We understand that, although measures similar to non-GAAP adjusted EBITDA and non-GAAP adjusted net income are frequently used by investors and securities analysts in their evaluation of companies, these measures have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. Some of the limitations of these specific non-GAAP financial measures are:

•	non-GAAP adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or other contractual commitments;

•	non-GAAP adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•	non-GAAP adjusted EBITDA and non-GAAP adjusted net income do not reflect share-based compensation expense;

•	non-GAAP adjusted EBITDA does not reflect cash requirements for income taxes; and

•	non-GAAP adjusted EBITDA does not reflect net interest income (expense).

Non-GAAP Adjusted EBITDA

The following table presents a reconciliation of non-GAAP adjusted EBITDA to net income, the most comparable GAAP measure (unaudited; in thousands):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Net income	$13,181	$5,528	$29,164	$12,618
Net interest income (a)	(2)	(5)	(22)	(29)
Provision for income taxes	9,018	3,709	18,913	9,729
Depreciation and amortization expense	2,036	1,758	8,312	6,157

EBITDA	$24,233	$10,990	$56,367	$28,475
Stock compensation expense (b)	6,515	5,702	25,196	16,549
Non-GAAP Adjusted EBITDA	$30,748	$16,692	$81,563	$45,024

(a)	Net interest income represents earnings from our cash and cash equivalents. No debt or other interest-bearing obligations were outstanding during any of the periods presented.

(b)	Stock compensation expense represents the share-based compensation expense reflected in our financial statements.

Non-GAAP Adjusted Net Income and Non-GAAP Adjusted Net Income per Diluted Common Share

The following table presents a reconciliation of non-GAAP adjusted net income to net income, the most comparable GAAP measure, details how we calculate non-GAAP adjusted net income per diluted common share, and reconciles non-GAAP adjusted net income per diluted common share to fully diluted earnings per common share, the most comparable GAAP measure (unaudited; in thousands, except share and per share amounts):

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Non-GAAP Adjusted Net Income
GAAP net income per common share	$13,181	$5,528	$29,164	$12,618
Add: Stock compensation expense (a)	6,515	5,702	25,196	16,549
Less: Tax impact of stock compensation expense (b)	2,606	2,281	10,078	6,620

Adjusted net income	$17,090	$8,949	$44,282	$22,547

Weighted average common shares, diluted	101,752,234	97,681,402	101,151,273	94,206,677

Non-GAAP adjusted net income per diluted common share	$0.17	$0.09	$0.44	$0.24

	Three Months Ended		Year Ended
	December 31,		December 31,
	2011	2010	2011	2010
Non-GAAP Adjusted Net Income per Diluted Share
GAAP fully diluted earnings per common share	$0.13	$0.06	$0.29	$0.13
Add: Stock compensation expense (a)	0.06	0.05	0.25	0.18
Less: Tax impact of stock compensation expense (b)	0.02	0.02	0.10	0.07

Non GAAP adjusted net income per diluted share	$0.17	$0.09	$0.44	$0.24

(a)	Stock compensation expense represents the share-based compensation expense reflected in our financial statements.

(b)	Tax impact calculated using a tax rate of 40% which excludes the impact of state taxes on gross receipts.

Contact:

Accretive Health, Inc.

Francesca Luthi, 312-255-7794

Senior Vice President, Investor Relations

investorrelations@accretivehealth.com